Exhibit 99.1

Blueknight Announces Second Quarter 2017 Results

OKLAHOMA CITY - August 1, 2017 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three and six months ended June 30, 2017.

Summary:

•	Second quarter 2017 net income of $6.4 million on total revenues of $43.9 million, compared to a net loss of $18.9 million on total revenues of $43.4 million for the same period in 2016.

•	Operating income of $6.5 million for the three months ended June 30, 2017, compared to an operating loss of $15.3 million for the same period in 2016.

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Net loss and operating income for the three months ended June 30, 2016, were impacted by an impairment expense of $22.6 million, primarily related to the cancellation of the Knight Warrior East Texas Eaglebine/Woodbine crude oil pipeline project.

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Adjusted earnings before interest, taxes, depreciation, amortization (“Adjusted EBITDA”) was $19.2 million for the three months ended June 30, 2017, as compared to $16.2 million for the same period in 2016, an increase of 18.5%.

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Distributable cash flow was $12.7 million for the three months ended June 30, 2017, as compared to $9.2 million for the same period in 2016, an increase of 38.0%. Distributable cash flow for the three months ended June 30, 2016, was impacted by $0.3 million of fees related to the Ergon transactions.  Adjusted EBITDA and distributable cash flow, including a reconciliation of such measures to net income, are explained in the section of this release entitled “Non-GAAP Financial Measures.”

•	Second quarter 2017 distribution coverage ratio was 1.03.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2017, to be filed with the SEC on August 2, 2017.

Comments from BKEP CEO Mark Hurley:

“Our asphalt terminalling services segment continues to hit on all cylinders in spite of wetter-than-normal conditions in many areas of the country in which we operate facilities. Operating margin for the segment increased $3.3 million or 28% quarter-over-quarter before taking into consideration depreciation and amortization. Steady customer demand and the addition of nine terminals from Ergon in October 2016 helped drive the strong results. As we look ahead, we anticipate an even stronger third quarter when we traditionally see increased activity. Our strategy to grow by expanding our terminalling footprint, particularly in the asphalt segment, is clearly paying dividends.

“Our crude oil terminalling and storage segment performed about as expected during the first half of the year. Our business at Cushing remains fully contracted and inventories remain well above the 5-year average. Our crude oil trucking and field services segment continues to be hampered by a sustained, lower-price crude oil environment and flatter forward curve resulting in increased competition and lower margins for existing volumes. Our crude oil pipeline segment results are affected by an out of service pipeline due to the wash-out of a riverbed in 2016. However, we have a clear path forward to restarting this line and we expect to resume service in the 4th quarter of this year. In addition, results in this segment for the three months ended June 30, 2016, included two significant items - we recorded an impairment expense of $22.6 million, mostly related to the cancellation of the Knight Warrior East Texas Eaglebine/Woodbine crude oil pipeline project, and we recognized $1.6 million in sales of crude oil arising from accumulated product loss allowances.

“We amended and upsized our revolving credit facility during the second quarter. We increased commitments by $50.0 million and extended our maturity date to May 11, 2022. The amended credit facility gives us more flexibility to capitalize on opportunities aimed at creating long-term value for our unitholders. Additionally, we also closed on the divestiture of two non-core assets - our East Texas crude oil pipeline and terminal assets and our 30% ownership of Advantage Pipeline. We received cash proceeds of approximately $30.1 million from the sale of these two assets and are actively working to reinvest these proceeds in future growth projects. The gain of $4.2 million on the divestitures of the Advantage Pipeline and East Texas system were partially offset by expense of $0.8 million related to the disposal and sale of other assets during the quarter.

“During our first quarter earnings discussion, we mentioned areas of strategic focus for 2017. I am pleased to report we are making progress in each of these areas:

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Focus resources on the completion of our crude oil condensate project and increase utilization of our crude transportation assets - both pipeline and trucking. As mentioned, we anticipate completion of our condensate project and expect to have it in service by the end of the year. We also expect to recapture volume along our Mid-Continent pipeline and increase the overall efficiency and operating margin of our transportation assets.

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Continue to identify and execute strategic growth projects including potential future acquisitions of additional product terminals or synergistic crude oil pipeline assets. As we continue to evaluate a number of complimentary acquisitions, we are optimistic we will be successful on one or more of the projects during the second half of the year.

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Continue to maintain a solid financial position and balance sheet. The current uncertain geopolitical environment and the overall MLP equity market continues to be quite challenging; however, we believe we are positioned to navigate through the market and sustain a reasonable balance between growth and overall financial strength.

“As we focus on these strategic areas, we know our top priority as a management team is to increase long-term value for our unitholders regardless of the prevailing market conditions. That is our goal and it is what drives our decisions. Our fully diluted distribution coverage for the second quarter of 2017 was 1.03 times versus a coverage of 0.82 times for the same quarter in 2016. Our leverage ratio for the second quarter of 2017 was 4.17 times, and we maintained our common unit distribution at $0.1450 for the quarter.”

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2016 and 2017 (in thousands except per unit data):

	Three Months ended June 30,		Six Months ended June 30,
	2016	2017	2016	2017
	(unaudited)
Service revenue:
Third party revenue	$30,854	$28,145	$61,110	$56,808
Related party revenue	5,862	13,505	12,871	27,147
Product sales revenue:
Third party revenue	6,709	2,227	10,454	6,262
Total revenue	43,425	43,877	84,435	90,217
Costs and expenses:
Operating	27,290	30,610	55,050	62,516
Cost of product sales	4,089	1,669	7,276	4,808
General and administrative	4,834	4,322	9,579	8,907
Asset impairment expense	22,574	17	22,845	45
Total costs and expenses	58,787	36,618	94,750	76,276
Gain (loss) on sale of assets	14	(754)	(19)	(879)
Operating income (loss)	(15,348)	6,505	(10,334)	13,062
Other income (expense):
Equity earnings in unconsolidated affiliate	157	—	781	61
Gain on sale of unconsolidated affiliate	—	4,172	—	4,172
Interest expense (net of capitalized interest of $7, $3, $41 and $5, respectively)	(3,697)	(4,265)	(8,567)	(7,295)
Income (loss) before income taxes	(18,888)	6,412	(18,120)	10,000
Provision for income taxes	48	41	90	87
Net income (loss)	$(18,936)	$6,371	$(18,210)	$9,913

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$(195)	$256	$(51)	$465
Preferred interest in net income	$5,389	$6,279	$10,780	$12,558
Income (loss) available to limited partners	$(24,130)	$(164)	$(28,939)	$(3,110)

Basic and diluted net loss per common unit	$(0.71)	$—	$(0.85)	$(0.08)

Weighted average common units outstanding - basic and diluted	33,206	38,155	33,191	38,151

The table below summarizes our financial results by segment operating margin, excluding depreciation and amortization, for the three and six months ended June 30, 2016 and 2017 (in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2016	2017	2016	2017	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$11,549	$14,829	$22,725	$29,064	3,280	28%	6,339	28%
Crude oil terminalling and storage operating margin	5,137	4,734	10,296	9,848	(403)	(8)%	(448)	(4)%
Crude oil pipeline services operating margin	1,935	62	2,577	76	(1,873)	(97)%	(2,501)	(97)%
Crude oil trucking and producer field services operating margin	1,113	(188)	1,334	(190)	(1,301)	(117)%	(1,524)	(114)%
Total operating margin, excluding depreciation and amortization	$19,734	$19,437	$36,932	$38,798	(297)	(2)%	1,866	5%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, and fees related to the Ergon transactions. Distributable cash flow is defined as Adjusted EBITDA, minus cash paid for interest, maintenance capital expenditures, cash paid for taxes, and cash paid for fees related to the Ergon transactions. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three Months ended June 30,		Six Months ended June 30,
	2016	2017	2016	2017
Net income (loss)	$(18,936)	$6,371	$(18,210)	$9,913
Interest expense	3,697	4,265	8,567	7,295
Income taxes	48	41	90	87
Depreciation and amortization	7,688	7,839	14,823	15,905
Non-cash equity-based compensation	643	627	1,188	1,127
Asset impairment charge	22,574	17	22,845	45
Fees related to the Ergon transactions	511	—	511	—
Adjusted EBITDA	$16,225	$19,160	$29,814	$34,372
Cash paid for interest	(3,198)	(3,092)	(5,906)	(6,654)
Cash paid for income taxes	(242)	(171)	(254)	(171)
Maintenance capital expenditures, net of reimbursable expenditures	(3,288)	(3,203)	(5,512)	(4,521)
Cash paid for fees related to the Ergon transactions	(274)	—	(274)	—
Distributable cash flow	$9,223	$12,694	$17,868	$23,026

Distribution declared (1)	$11,223	$12,303	$21,880	$24,602
Distribution coverage ratio	0.82	1.03	0.82	0.94
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2016	2017	2016	2017	$	%	$	%
Total operating margin, excluding depreciation and amortization	$19,734	$19,437	$36,932	$38,798	(297)	(2)%	1,866	5%
Depreciation and amortization	(7,688)	(7,839)	(14,823)	(15,905)	(151)	(2)%	(1,082)	(7)%
General and administrative expense	(4,834)	(4,322)	(9,579)	(8,907)	512	11%	672	7%
Asset impairment expense	(22,574)	(17)	(22,845)	(45)	22,557	100%	22,800	100%
Gain (loss) on sale of assets	14	(754)	(19)	(879)	(768)	(5,486)%	(860)	(4,526)%
Operating income (loss)	$(15,348)	$6,505	$(10,334)	$13,062	21,853	142%	23,396	226%

Investor Conference Call

The Partnership will discuss second quarter 2017 results during a conference call on Wednesday, August 2, 2017 at 1:30 p.m. CDT (2:30 p.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-

looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 9.6 million barrels of combined asphalt product and residual fuel oil storage located at 54 terminals in 26 states, 7.0 million barrels of crude oil storage located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma Interchange, approximately 670 miles of crude oil pipeline located primarily in Oklahoma and Texas and approximately 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900